Exhibit 99.1

Contact: Stephen Purtell Senior Vice President Investor Relations and Treasurer +1-972-595-5180 investors@sftp.com

Six Flags Announces First Quarter Earnings

Updates COVID-19 Response Actions and Liquidity Position

GRAND PRAIRIE, Texas — April 30, 2020 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company and the largest operator of waterparks in North America, today announced first quarter 2020 earnings, and updated its response to the COVID-19 pandemic.

As previously announced, the company suspended operations of its North American parks beginning March 13, 2020, due to the spread of COVID-19. The company continues to monitor government guidelines and requirements in each geographic region in which it operates, and expects to resume operations on a park-by-park basis as soon as local conditions allow. In response to the uncertainty caused by the crisis, the company took several actions after it suspended operations to increase the company’s liquidity position and to prepare for multiple contingencies.

“I am proud of our team, who has responded with a passion for each other, our business, our guests, and our communities,” said Mike Spanos, President and CEO. “We remain focused on enhancing the strength of our North American business and are positioning ourselves to emerge stronger on the other side of the pandemic. We have taken steps to prepare for the extreme-downside scenario of a prolonged minimal revenue business, including actions to maximize our liquidity and reduce cash outflows. Our strong operating results in the quarter prior to the pandemic-driven suspension of operations demonstrate the health of our brand and the success of our targeted single-day pricing strategy and productivity initiatives. We stand ready to execute our plans to safely and profitably reopen our parks in accordance with CDC and local health guidelines.”

First Quarter Financial Results

Revenue for the first quarter of 2020 was $103 million, with attendance of 1.6 million guests. The decrease in revenue of $26 million, or 20 percent, compared to the first quarter of 2019 was primarily driven by a decrease in attendance of 584,000 guests, or 27 percent, due to the pandemic-related suspension of the company’s park operations on March 13, 2020. Prior to the suspension of park operations, attendance had increased relative to the same period in the prior year by 255,000 guests, or 19 percent. The decrease in revenue was also attributable to a $10 million reduction in sponsorship, international agreements and accommodations revenue due primarily to the termination of the company’s contracts in China and Dubai.

The company offset the majority of the decrease in revenue by cost savings measures implemented after park operations were suspended. The company’s net loss during the first quarter of 2020 was $85 million, an increased loss of $15 million compared to the prior year period. The net loss per share for the first quarter of 2020 was $1.00 compared to a net loss per share of $0.82 in the first quarter of 2019. Adjusted EBITDA1  for the first quarter of 2020 was a loss of $42 million, an increased loss of $10 million compared to the prior year period.

Total guest spending per capita for the first quarter of 2020 was $56.60, an increase of $8.12, or 17 percent, compared to the first quarter of 2019. This improvement was primarily due to recurring monthly membership revenue from members who retained their memberships on a monthly basis after their initial 12-month commitment period ended and higher guest spending per capita by single-day guests. After a member’s initial 12-month commitment period ends, the company recognizes revenue from membership payments on a monthly basis, rather than in accordance with park visitation. This tends to increase guest spending per capita when attendance is lower. Because of this effect, and to a lesser extent due to the company’s single-day guest pricing initiatives, admissions revenue per capita in the first quarter of 2020 increased $7.28 to $37.77 compared to the first quarter of 2019. In-park spending per capita increased $0.84 to $18.83 compared to the first quarter of 2019.

The Active Pass Base, which includes all members and season pass holders, decreased 10 percent as of March 31, 2020, compared to the prior year period. The decrease was primarily due to fewer season pass and membership sales caused by the pandemic-related suspension of operations of the company’s parks.  Deferred revenue was $149 million as of March 31, 2020, a decrease of $29 million, or 16 percent, from March 31, 2019. The decrease in deferred revenue was primarily due to lower season pass and membership sales, as well as to a higher percentage of members whose initial 12-month commitment period ended and whose monthly membership payments have limited contribution to deferred revenue.

Response to COVID-19

As previously announced, the company has taken actions to reduce operating expenses and to defer or eliminate certain discretionary capital projects planned for 2020. The company estimates that its net cash outflow during the time its operations are fully suspended will be, on average, $30-$35 million per month2. The company is also working with its members and season pass holders to extend their usage privileges to compensate for any lost days and is offering higher-tiered benefits to members in return for maintaining their current payment schedule. The company has also offered members the option to pause payments on their current membership.

Balance Sheet and Liquidity

Prior to the suspension of operations beginning on March 13, 2020, the company paid $21 million in dividends, or $0.25 per common share, and prepaid $51 million of its 4.875 percent notes due 2024. The company also invested $51 million in new capital projects, net of property insurance recoveries, in the first quarter of 2020 in preparation for the 2020 operating season.

As previously announced, on April 8, 2020, certain of the company’s revolving credit lenders agreed to provide an incremental $131 million of revolving credit commitments to its senior secured revolving credit facility, increasing the facility from $350 million to $481 million.

On April 14, 2020, the company received sufficient consents from lenders to amend its credit facility to, among other things, suspend testing of the senior secured leverage ratio financial maintenance covenant through December 31, 2020. The company’s lenders also approved modified testing of the senior secured leverage ratio financial maintenance covenant through December 31, 2021. Through the duration of the amendment period ending December 31, 2021, the company agreed to suspend the payment of dividends and the repurchase of its common stock and to add a minimum liquidity covenant.

On April 22, 2020, the company closed a private offering of $725 million aggregate principal amount of 7.000 percent senior secured notes due 2025. It intends to use the net proceeds for general corporate purposes, including paying down the balance of the company’s revolving credit facility, paying down $315 million of its senior secured term loan, and for fees and expenses.

The company is obligated annually in April to offer to purchase the outstanding units of the partnerships that own Six Flags Over Texas, Six Flags Over Georgia and Six Flags White Water Atlanta. The tender period expired on April 28, 2020, with a cumulative unit purchase obligation of $5.0 million by the company after the general partner of each partnership exercised their right of first refusal to purchase one-half of the tendered units.

Net debt as of March 31, 2020, calculated as total reported debt of $2,264 million less cash and cash equivalents of $23 million, was $2,241 million, representing a net leverage ratio of 4.3 times Adjusted EBITDA. Pro forma for the recent balance sheet transactions, as of March 31, 2020, the company had cash on hand of $372 million and $460 million available under its revolving credit facility, net of $21 million of letters of credit, or total liquidity of $832 million. The company has no debt maturities until 2024.

As announced on April 8, 2020, the company has withdrawn its previously provided 2020 Adjusted EBITDA guidance. At this time, the company anticipates it has sufficient liquidity to meet its cash obligations through the end of 2021 in a minimal revenue environment, but would likely require additional covenant relief from its credit facility lenders if the suspension of operations lasted through the end of 2021. The company will continue to explore all options to reduce cash outflows further to be in position to respond to a more protracted suspension of operations.

Conference Call

At 8:00 a.m. Central Time today, April 30, 2020, the company will host a conference call to discuss its first quarter 2020 financial performance. The call is accessible through either the Six Flags Investor Relations website at investors.sixflags.com or by dialing 1-855-889-1976 in the United States or +1-937-641-0558 outside the United States and requesting the Six Flags earnings call. A replay of the call will be available through May 8, 2020, by dialing 1-855-859-2056 or +1-404-537-3406 and requesting conference ID 8177678.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company and the largest operator of waterparks in North America, with 26 parks across the United States, Mexico and Canada. For 58 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling waterparks and unique attractions. For more information, visit www.sixflags.com.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding (i)  our ability to safely and profitably reopen our parks in accordance with CDC and local health guidelines, (ii) estimates of our net cash outflow during the time our operations are fully suspended, (iii) the adequacy of our preparations for or the sufficiency of our liquidity in a prolonged minimal revenue environment, (iv) exploration of our options to reduce cash expenditures, (v) use of financing proceeds and (vi) offers provided to season pass holders and members. Forward-looking statements include all statements that are not historical facts and often use words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects," "may," "should," "could" and variations of such words or similar expressions. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, factors impacting attendance, such as local conditions, natural disasters, contagious diseases, including the novel coronavirus (COVID-19), or the perceived threat of contagious diseases, events, disturbances and terrorist activities; regulations and guidance of federal, state and local governments and health officials regarding the response to COVID-19, including with respect to business operations, safety protocols and public gatherings; recall of food, toys and other retail products sold at our parks; accidents or contagious disease outbreaks occurring at our parks or other parks in the industry and adverse publicity concerning our parks or other parks in the industry; availability of commercially reasonable insurance policies at reasonable rates; inability to achieve desired improvements and our financial performance targets set forth in our aspirational goals; adverse weather conditions such as excess heat or cold, rain and storms; general financial and credit market conditions, including our ability to access credit or raise capital; economic conditions (including customer spending patterns); changes in public and consumer tastes; construction delays in capital improvements or ride downtime; competition with other theme parks, waterparks and entertainment alternatives; dependence on a seasonal workforce; unionization activities and labor disputes; laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages, and healthcare reform; environmental laws and regulations; laws and regulations affecting corporate taxation; pending, threatened or future legal proceedings and the significant expenses associated with litigation; cybersecurity risks and other factors could cause actual results to differ materially from the company’s expectations, including the risk factors or uncertainties listed from time to time in the company’s filings with the Securities and Exchange Commission (the “SEC”). Although we believe that the expectations reflected in such forward-looking statements are reasonable, we make no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in our Annual and Quarterly Reports on Forms 10-K and 10-Q, and our other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at investors.sixflags.com and on the SEC’s website at www.sec.gov.

Footnotes

(1)	See the following financial statements and Note 3 to those financial statements for a discussion of Adjusted EBITDA (a non-GAAP financial measure) and its reconciliation to net income (loss).
(2)

Projected net monthly cash outflow reflects the company’s current estimate of ongoing park and operating costs, capital expenditures, membership and season pass revenue, contractual obligations of the company’s parks that are less than wholly-owned (Six Flags Over Texas, Six Flags Over Georgia and Six Flags White Water Atlanta), federal and state income tax obligations and debt amortization and interest, including the most recent financing transactions, assuming full suspension of park operations through December 31, 2020. The company has not previously experienced a complete cessation of its park operations and, as a consequence, its ability to predict the impact of such cessation on its brands and future prospects is limited. In addition, the magnitude, duration and speed of the COVID-19 global pandemic is uncertain. As a consequence, the company cannot estimate the impact on its business, financial condition or near- or longer-term financial or operational results with certainty.

Statement of Operations Data (1)

	Three Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
Park admissions	$59,806	$66,080	$809,508	$809,823
Park food, merchandise and other	29,806	38,978	565,268	550,259
Sponsorship, international agreements and accommodations	12,891	23,135	87,117	102,854
Total revenues	102,503	128,193	1,461,893	1,462,936
Operating expenses (excluding depreciation and amortization shown separately below)	105,864	114,522	599,133	586,746
Selling, general and administrative expenses (excluding depreciation, amortization, and stock-based compensation shown separately below)	31,910	36,219	181,611	178,686
Costs of products sold	7,760	10,275	127,789	121,615
Other net periodic pension benefit	(996)	(1,055)	(4,127)	(4,947)
Depreciation	30,063	28,470	117,418	113,698
Amortization	601	603	2,403	2,439
Stock-based compensation	4,280	3,891	13,663	(47,346)
(Gain) loss on disposal of assets	(120)	1,136	906	1,104
Interest expense, net	27,157	28,348	112,111	109,706
Loss on debt extinguishment	1,019	—	7,503	—
Other expense (income), net	1,560	(427)	4,529	1,146
(Loss) income before income taxes	(106,595)	(93,789)	298,954	400,089
Income tax (benefit) expense	(22,049)	(24,657)	94,550	90,873
Net (loss) income	(84,546)	(69,132)	204,404	309,216
Less: Net income attributable to noncontrolling interests	—	—	(40,753)	(40,007)
Net (loss) income attributable to Six Flags Entertainment Corporation	$(84,546)	$(69,132)	$163,651	$269,209

Weighted-average common shares outstanding:
Basic:	84,656	84,126	84,479	84,019
Diluted:	84,656	84,126	84,952	85,192

Net (loss) income per average common share outstanding:
Basic:	$(1.00)	$(0.82)	$1.94	$3.20
Diluted:	$(1.00)	$(0.82)	$1.93	$3.16

Balance Sheet Data

	As of
(Amounts in thousands)	March 31, 2020	December 31, 2019
Cash and cash equivalents	$22,811	$174,179
Total assets	2,720,549	2,882,540

Deferred revenue	149,111	144,040
Short-term borrowings	40,000	-
Current portion of long-term debt	8,000	8,000
Long-term debt	2,215,794	2,266,884

Redeemable noncontrolling interests	529,276	529,258

Total stockholders' deficit	(852,864)	(716,118)

Shares outstanding	84,667	84,634

Definition and Reconciliation of Non-GAAP Financial Measures

We prepare our financial statements in accordance with United States generally accepted accounting principles ("GAAP"). In our press release, we make reference to non-GAAP financial measures including Modified EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow. The definition for each of these non-GAAP financial measures is set forth below in the notes to the reconciliation tables. We believe that these non-GAAP financial measures provide important and useful information for investors to facilitate a comparison of our operating performance on a consistent basis from period to period and make it easier to compare our results with those of other companies in our industry. We use these measures for internal planning and forecasting purposes, to evaluate ongoing operations and our performance generally, and in our annual and long-term incentive plans. By providing these measures, we provide our investors with the ability to review our performance in the same manner as our management.

However, because these non-GAAP financial measures are not determined in accordance with GAAP, they are susceptible to varying calculations, and not all companies calculate these measures in the same manner. As a result, these non-GAAP financial measures as presented may not be directly comparable to a similarly titled non-GAAP financial measure presented by another company. These non-GAAP financial measures are presented as supplemental information and not as alternatives to any GAAP financial measures. When reviewing a non-GAAP financial measure, we encourage our investors to fully review and consider the related reconciliation as detailed below.

The following table sets forth a reconciliation of net (loss) income to Adjusted EBITDA for the three and twelve months ended March 31, 2020 and March 31, 2019:

	Three Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
Net (loss) income	$(84,546)	$(69,132)	$204,404	$309,216
Income tax (benefit) expense	(22,049)	(24,657)	94,550	90,873
Other expense (income), net	1,560	(427)	4,529	1,146
Loss on debt extinguishment	1,019	—	7,503	—
Interest expense, net	27,157	28,348	112,111	109,706
(Gain) loss on disposal of assets	(120)	1,136	906	1,104
Amortization	601	603	2,403	2,439
Depreciation	30,063	28,470	117,418	113,698
Stock-based compensation	4,280	3,891	13,663	(47,346)
Impact of Fresh Start valuation adjustments (2)	—	—	—	15
Modified EBITDA (3)	(42,035)	(31,768)	557,487	580,851
Third party interest in EBITDA of certain operations (4)	—	—	(40,753)	(40,007)
Adjusted EBITDA (3)	$(42,035)	$(31,768)	$516,734	$540,844

Weighted-average common shares outstanding	84,656	84,126	84,479	84,019

The following table sets forth a reconciliation of net cash (used in) provided by operating activities to Adjusted Free Cash Flow for the three and twelve months ended March 31, 2020 and March 31, 2019:

	Three Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
Net cash (used in) provided by operating activities	$(60,387)	$(40,823)	$391,009	$395,116
Changes in working capital	(6,722)	(17,151)	39,168	61,523
Interest expense, net	27,157	28,348	112,111	109,706
Income tax (benefit) expense	(22,049)	(24,657)	94,550	90,873
Amortization of debt issuance costs	(856)	(1,007)	(3,412)	(4,024)
Other (income) expense, net	(106)	(344)	6,695	4,443
Interest accretion on notes payable	(320)	(338)	(1,292)	(1,347)
Changes in deferred income taxes	21,248	24,204	(81,342)	(75,454)
Impact of Fresh Start valuation adjustments (2)	—	—	—	15
Third party interest in EBITDA of certain operations (4)	—	—	(40,753)	(40,007)
Capital expenditures, net of property insurance recovery	(51,416)	(47,459)	(144,133)	(138,100)
Cash paid for interest, net	(31,658)	(31,426)	(113,229)	(99,315)
Cash taxes (5)	(1,959)	(5,310)	(24,858)	(28,325)
Adjusted Free Cash Flow (6)	$(127,068)	$(115,963)	$234,514	$275,104

Weighted-average common shares outstanding - basic:	84,656	84,126	84,479	84,019

(1)	Revenues and expenses of international operations are converted into U.S. dollars on an average basis as provided by GAAP.
(2)

Amounts recorded as valuation adjustments and included in reorganization items for the month of April 2010 that would have been included in Modified EBITDA and Adjusted EBITDA, had fresh start accounting not been applied. Balances consisted primarily of discounted insurance reserves that were accreted through the statement of operations each quarter through 2018.

(3)

“Modified EBITDA”, a non-GAAP measure, is defined as our consolidated income (loss) from continuing operations: excluding the cumulative effect of changes in accounting principles, discontinued operations gains or losses, income tax expense or benefit, restructure costs or recoveries, reorganization items (net), other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), gain or loss on disposal of assets, gain or loss on the sale of investees, amortization, depreciation, stock-based compensation, and fresh start accounting valuation adjustments. Modified EBITDA as defined herein may differ from similarly titled measures presented by other companies. Management uses non-GAAP measures for budgeting purposes, measuring actual results, allocating resources and in determining employee incentive compensation. We believe that Modified EBITDA provides relevant and useful information for investors because it assists in comparing our operating performance on a consistent basis, makes it easier to compare our results with those of other companies in our industry as it most closely ties our performance to that of our competitors from a park level perspective and allows investors to review performance in the same manner as our management.

"Adjusted EBITDA", a non-GAAP measure, is defined as Modified EBITDA minus the interests of third parties in the Adjusted EBITDA of properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta and Six Flags Over Texas). Adjusted EBITDA is approximately equal to “Parent Consolidated Adjusted EBITDA” as defined in our secured credit agreement, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed to us in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation. Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies. Our board of directors and management use Adjusted EBITDA to measure our performance and our current management incentive compensation plans are based largely on Adjusted EBITDA. We believe that Adjusted EBITDA is frequently used by all our sell-side analysts and most investors as their primary measure of our performance in the evaluation of companies in our industry. In addition, the instruments governing our indebtedness use Adjusted EBITDA to measure our compliance with certain covenants and, in certain circumstances, our ability to make certain borrowings. Adjusted EBITDA, as computed by us, may not be comparable to similar metrics used by other companies in our industry.

(4)	Represents interests of third parties in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas and Six Flags White Water Atlanta.
(5)

Cash taxes represents statutory taxes paid, primarily driven by Mexico and state level obligations. Based on our current federal net operating loss carryforwards, we believe we will continue to pay minimal federal cash taxes for the next two years.

(6)

Management uses Adjusted Free Cash Flow, a non-GAAP measure, in its financial and operational decision making processes, for internal reporting, and as part of its forecasting and budgeting processes as it provides additional transparency of our operations. Management believes that Adjusted Free Cash Flow is useful information to investors regarding the amount of cash that we estimate that we will generate from operations over a certain period. Management believes the presentation of this measure will enhance the investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry. A reconciliation from net cash provided by operating activities to Adjusted Free Cash Flow is presented in the table above. Adjusted Free Cash Flow as presented herein may differ from similarly titled measures presented by other companies.